UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2014

BROWN & BROWN, INC.
(Exact name of registrant as specified in its charter)

Florida	001-13619	59-0864469
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

220 South Ridgewood Avenue, Florida 32114
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (386) 252-9601

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 17, 2014, Brown & Brown, Inc. (the “Company”) entered into a credit agreement (the “Agreement”). The Agreement provides for an unsecured revolving credit facility in the initial amount of $800 million and unsecured term loans in the initial amount of $550 million, either or both of which may, subject to lenders’ discretion, potentially be increased up to an aggregate amount of $1.85 billion (the “Facility”). The Facility also includes the ability to issue letters of credit and to utilize swing line loans. The revolving facility is repayable in five years and the term loans are repayable over the five-year term from the date of first funding, which is expected to occur in May 2014 in connection with the closing of the Company’s previously announced acquisition of the Wright Insurance Group. The Facility terminates on April 16, 2019, but either or both of the revolving credit facility and the term loans may be extended for two additional one-year periods at the request of the Company and at the discretion of the respective lenders.

Interest and facility fees in respect of the Facility are based on the better of the Company’s net debt leverage ratio or a non-credit enhanced senior unsecured long-term debt rating as determined by Moody’s Investor Service and Standard & Poor’s Rating Service. Interest is charged at a rate equal to: (a) for revolving loans, 0.85% to 1.50% above the adjusted LIBO rate or 0% to 0.50% above the alternate base rate (defined below) and (b) for term loans, 1.00% to 1.75% above the adjusted LIBO rate or 0% to 0.75% above the alternate base rate for term loans; where the adjusted LIBO rate represents the LIBO rate for the applicable interest period multiplied by the statutory reserve rate and where the alternate base rate represents the greatest of (i) JPMorgan Chase Bank, N.A.’s prime rate, (ii) the federal funds effective rate plus 1/2 of 1%, or (iii) the adjusted LIBO rate for one month plus 1%, each as more fully described in the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ending March 31, 2014. Fees include a facility fee based on the revolving credit commitments of the lenders (whether used or unused) and letter of credit fees based on the amounts of outstanding secured or unsecured letters of credit. Based on the Company’s net debt leverage ratio or a non-credit enhanced senior unsecured long-term debt rating as determined by Moody’s Investor Service and Standard & Poor’s Rating Service, the current rates of interest would be 1.175% and 1.375% above the adjusted LIBO rate for revolving loans and term loans, respectively, and 0.175% and 0.375% above the alternate base rate for revolving loans and term loans, respectively.

The Facility includes various covenants, limitations and events of default customary for similar facilities for similarly rated borrowers. As of the date of filing this Current Report on Form 8-K, there are no amounts outstanding under the Facility.

The Agreement was entered into among the Company, the initial lenders named therein, JPMorgan Chase Bank, N.A. as administrative agent, Bank of America, N.A., Royal Bank of Canada, and SunTrust Bank as co-syndication agents, and U.S. Bank National Association, BMO Harris Bank N.A., Fifth Third Bank, Wells Fargo Bank, National Association, PNC Bank, National Association, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as co-documentation agents. Some of the agents and lenders under the Facility or their affiliates have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. In addition, some of the agents and lenders under the Facility are lenders under the Company’s existing credit agreements.

Certain of the lenders under the Company's existing credit agreements, or their affiliates, have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. In addition, the lenders under the Company's existing credit agreements hold positions as agent and/or lender under the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ending March 31, 2014.

Item 2.02 Results of Operations and Financial Condition.

On April 21, 2014, the Company issued a press release announcing its results of operations for the first quarter ended March 31, 2014. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished herewith pursuant to Item 2.02 of this Current Report shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Exhibit No. Description

99.1 Press Release dated April 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROWN & BROWN, INC.

/S/ R. ANDREW WATTS By: ____________________
R. Andrew Watts
Executive Vice President, Treasurer and
Chief Financial Officer
Date: April 21, 2014